[LOGO]
                               Universal Seismic
                                Associates, Inc.

Dear Shareholder:

We are writing this letter to you as a result of the unfortunate attempt by a small group of shareholders calling itself the "Stockholders' Protective Committee" to seize control of your company. They are asking for your vote to replace the current Board of Directors with their nominees. Their campaign is costing your company a significant amount of money and causing your management team to spend a great deal of time protecting your interests against this group.

                               WHO CAN YOU TRUST?

In deciding who should run your company, probably the most important question you should ask is "Who is looking out for the best interest of all stockholders?"

Your management and Board of Directors believe that the opposition group's motives for seeking your support are self serving. If the acquisition of Suelopetrol, a Venezuelan company, had gone through, members of the opposition group would have profited by obtaining 200,000 shares of the combined companies and reimbursement of expenses of $60,000. This leads to the question "Who really would benefit from the acquisition? Them, or you, the stockholder?"

We are also concerned with the credibility of the opposition group. One of its principal members, Mr. Kanarellis, gave management of your company verbal assurances that he would not purchase shares of your company while he was intimately involved in the negotiations with Suelopetrol and was privy to sensitive non-public information. Yet as disclosed by their proxy material he purchased 115,900 shares during this time. Is this the type of behavior that should be exhibited by a person entrusted with managing your company?

                        DON'T JUST TAKE OUR WORD FOR IT?

RIMCO Associates, the Company's largest creditor (and largest stockholder) has indicated that it is fully supportive of the current management team, and in particular, the decision not to consummate the transaction with Suelopetrol. To illustrate its commitment and confidence in the future of the Company, RIMCO has provided an additional $3.0 million to the Company to support the encouraging growth of the Company's UNEXCO subsidiary, RIMCO has expressed its intention to vote in favor of the current Board nominees (as set forth in the Company's Proxy Statement).

RIMCO and the members of your current management team all share a common interest - to see Universal Seismic Associates' stock price go up.


--------------------------------------------------------------------------------
We are asking you to sign, date and return the WHITE proxy card and GREEN revocation of consent card today. Please do not return any blue or gold cards sent to you by the opposition group. However, if you have already done so, you can still support your Board's nominees by signing and dating the enclosed WHITE and GREEN cards. Only your latest dated card counts.
--------------------------------------------------------------------------------

As they implement their strategic plan, your Board of Directors will always place your interests as shareholders first.
                 Can the same be said of the opposition group?

                             LET'S LOOK AT THE FACTS

The material sent out by the opposition group makes some points that may sound valid, but do not, in the opinion of your management team, reflect reality.


o    The opposition group claims            o    THE FACT IS: The Company
     that the Company's failure                  entered into the agreement
     to consummate the proposed                  with Suelopetrol after an
     merger with a Venezuelan                    initial evaluation based on
     company, Suelopetrol, has                   incomplete information.
     jeopardized the Company's                   However, after an 88 day due
     future viability                            diligence evaluation, it was
                                                 very apparent to all of the
                                                 members of the Board and the
                                                 Company's legal, accounting
                                                 and investment banking
                                                 advisors, that the
                                                 acquisition of Suelopetrol,
                                                 as originally structured,
                                                 was grossly unfair to the
                                                 Company's shareholders and
                                                 would have damaged the
                                                 Company's financial
                                                 strength.



o    The opposition group wants             o    THE FACT IS: The Company
     you to believe that the                     tried to renegotiate, but
     Company was responsible for                 Suelopetrol refused to do
     the termination of the                      so. Your management team and
     Suelopetrol merger                          Board of Directors will
                                                 consider another transaction
                                                 with Suelopetrol or others,
                                                 but not one that is
                                                 disadvantageous to the
                                                 Company and its
                                                 shareholders.

o    The opposition group has               o    THE FACT IS: Your management
     painted a picture of of your                team and Board of Directors
     company as one with a                       have undertaken a complete
     deteriorating financial                     review of the domestic
     performance                                 operations and have taken
                                                 decisive steps to improve
                                                 your company's profitability
                                                 and financial strength. The
                                                 Company's exploration and
                                                 production subsidiary,
                                                 UNEXCO, has over thirteen
                                                 promising oil and gas
                                                 prospects which have the
                                                 potential for significant
                                                 enhancement of shareholder
                                                 value. The Company has had a
                                                 very good October and
                                                 anticipates significantly
                                                 improved results from its
                                                 data acquisition activities
                                                 for its second quarter,
                                                 ended December 31, 1996.

Please support your current Board of Directors by signing, dating and returning the WHITE PROXY CARD and GREEN REVOCATION OF CONSENT CARD in the enclosed postage-paid envelope. It is important that you sign exactly as your name appears on the cards. If your shares are owned by more than one person, please have all holders sign.

Please do not return any card sent to you by the opposition group, even to vote against them. To ensure your vote for your Board of Directors, return only the WHITE PROXY CARD and GREEN REVOCATION OF CONSENT CARD

X IF YOUR SHARES ARE HELD THROUGH A BROKERAGE FIRM, your broker cannot vote your shares unless he receives your specific instructions. Please sign, date and return the WHITE PROXY and GREEN REVOCATION OF CONSENT CARD in the envelope provided by your broker.

X IF YOU ARE SIGNING AS A CUSTODIAN, TRUSTEE, PARTNER, OFFICER, EXECUTOR OR ATTORNEY, please write in such title next to your signature.

X IF YOU HAVE ALREADY SENT BACK THE OPPOSITION GROUP'S PROXY CARD OR CONSENT CARD, you can still change your vote by returning a WHITE PROXY CARD and GREEN REVOCATION OF CONSENT CARD and dating it later than the card originally sent. Only your latest dated card counts.

Please vote today. It is important that you vote, no matter how many or how few shares you own.

If you have any questions about how to vote your shares, please call our proxy solicitor:

                     CORPORATE INVESTOR COMMUNICATIONS, INC.
                            toll free: (800) 346-7885
                         or call collect: (201) 896-1900

Thank you for your support,

/s/ Michael J. Pawelek
----------------------
Michael J. Pawelek
Chief Executive Officer

--------------------------------------------------------------------------------

                                    IMPORTANT

Your vote is important. No matter how many or how few shares of Universal Seismic Associates you own, please vote FOR the Board's nominees by signing, dating and mailing the enclosed WHITE PROXY CARD and GREEN REVOCATION OF CONSENT CARD.

If you have already returned an opposition proxy card , you have every right to change your vote by signing and returning the enclosed WHITE PROXY CARD and GREEN REVOCATION OF CONSENT CARD. Only your latest dated, properly executed card will count.

If you own your shares in the name of a brokerage firm, your broker cannot vote such Shares unless he receives your specific instructions. Please sign, date and return the enclosed WHITE PROXY CARD and GREEN REVOCATION OF CONSENT CARD in the postage-paid envelope that has been provided.

If you have any questions as to how to vote your shares , please call our proxy solicitor:


                     Corporate Investor Communications. Inc.
                               111 Commerce Drive
                               Carlstadt, NJ 07072
                            Toll free: 1-800-346-7885
                          Call collect: 1-201-896-1900




--------------------------------------------------------------------------------